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                                                                     EXHIBIT 5.1
                                                           [JENNER & BLOCK LOGO]


December 21, 2004                       Jenner & Block LLP        Chicago
                                        One IBM Plaza             Dallas
                                        Chicago, IL 60611         Washington, DC
                                        Tel  312-222-9350
                                        www.jenner.com

Viskase Companies, Inc.
625 Willowbrook Centre Parkway
Willowbrook, Illinois 60527

Ladies and Gentlemen:

         We have acted as counsel to Viskase Companies, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, relating to the issuance by the Company of $90,000,000 aggregate principal amount of 11 1/2% Senior Secured Notes due 2011 (the "Exchange Notes"). The Exchange Notes will be issued under an indenture dated as of June 29, 2004 (the "Indenture") among the Company and LaSalle Bank National Association, as Trustee (the "Trustee"). The Exchange Notes will be offered by the Company in exchange for all outstanding $90,000,000 11 1/2% Senior Secured Notes due 2011 of the Company (the "Outstanding Notes"), issued under the same Indenture.

         We have examined the Registration Statement, the Indenture, and the form of the Exchange Notes, which is set forth as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, instruments and other documents and have made such other and further investigations as we have deemed relevant and necessary in connection with the opinions expressed herein. As to questions of fact material to this opinion, we have relied upon certificates of officers and representatives of the Company.

         In rendering the opinion that follows, we have assumed: (i) the genuineness of all signatures; (ii) the legal capacity of natural persons; (iii) the authenticity of all documents submitted to us as originals; (iv) the conformity to the original documents of all documents submitted to us as duplicates or certified or conformed copies; and (v) the authenticity of the originals of such latter documents. We have also assumed that the Indenture is a valid and legally binding obligation of the Trustee.

         Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that when the Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture in exchange for the

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Outstanding Notes, the Exchange Notes will constitute valid and legally binding obligations of the Company.

         Our opinions set forth above are subject to the effects of: (1) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally; (2) general equitable principles (whether considered in a proceeding in equity or at law); (3) the implied covenant of good faith and fair dealing; and (4) public policy.

         We do not express any opinion herein concerning any law other than the General Corporation Law of the State of Delaware, the law of the State of Illinois, the law of the State of New York and the Federal law of the United States.

         We hereby consent to the filing of this letter as Exhibit 5.1 to the Registration Statement and the use of our name under the caption "Legal Matters" in the Prospectus included in the Registration Statement.



                                        Very truly yours,

                                        /s/  Jenner & Block LLP

                                        Jenner & Block LLP



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